Stock Option Award Agreement
Your Stock Option award is subject to all the terms and provisions of the Knowles Corporation 2016 Equity and Cash Incentive Plan ("Plan"), which terms and provisions are expressly incorporated into and made a part of the award as if set forth in full herein. A copy of the Plan can be found on the Merrill Lynch stock plan administration website.
In addition, your Stock Option is subject to the following:

1.	Your Stock Option is subject to earlier termination as provided in the Appendix A attached hereto, for example, upon termination of employment prior to the expiration date.

2.
It is your responsibility to keep track of your Stock Option grants and to ensure that you exercise your Stock Options before they expire. Knowles Corporation is not responsible for reminding or notifying you that your Stock Option is nearing its expiration date.

3.
You shall vest in the Stock Option, and the Stock Option shall become exercisable, per the dates on your Award Statement. You must be an active employee of Knowles Corporation or an eligible affiliate on a vesting date in order for your Stock Options to vest, with certain exceptions as provided in Appendix A.

4.
Subject to applicable law in your country of residence, you may exercise your options using any of the methods set forth in Section 2.1(c) of the Plan, including cashless exercise procedures whereby Merrill Lynch will advance the cash needed to exercise the Stock Option and you instruct Merrill Lynch to sell all or a portion of the shares acquired upon exercise of the Stock Option, and Merrill Lynch will pay you the proceeds of the sale, less the exercise price, taxes, commissions. You must first establish an account with Merrill Lynch to use the cashless exercise procedure.

5.
As a condition precedent to the issuance of Common Stock following the exercise of the Stock Option, you shall, upon request by the Knowles Corporation, pay to Knowles Corporation in addition to the purchase price of the shares, such amount as Knowles Corporation may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Stock Option. If you fail to advance the Required Tax Payments after request by Knowles Corporation, Knowles Corporation will deduct any Required Tax Payments from any amount then or thereafter payable by Knowles Corporation to you. You must elect how you intend to satisfy your obligation to advance the Required Tax Payments. Your options to satisfy your obligation are as follows: (i) delivery of a cash payment to Knowles Corporation; (ii) delivery to Knowles Corporation (either actual delivery or by attestation procedures established by Knowles Corporation) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) authorizing Knowles Corporation to withhold whole shares of Common Stock which would otherwise be delivered to you upon exercise of the Stock Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; (iv) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to Knowles Corporation to whom you have submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or, to the extent consistent with applicable accounting requirements and IRS withholding rules, such higher withholding rate selected by you). Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by you.

6.
As a condition of receiving your Stock Option award, you agree to be bound by the terms and conditions of the Knowles Corporation Anti-hedging and Anti-pledging Policy and by any Clawback Policy to be adopted by Knowles Corporation, as such policies may be in effect from time to time. The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Knowles equity securities held by you or certain designees, whether such Knowles Corporation securities are, or have been, acquired under the Plan, another compensation plan sponsored by Knowles, or otherwise. Please review the Anti-hedging and Anti-pledging Policy to make sure that you are in compliance. You may obtain a copy of the current version of the Anti-hedging and Anti-pledging Policy, and any Clawback Policy to be adopted by Knowles Corporation, on the Merrill Lynch stock plan administration website.

7.
For non-US employees and employees who transfer employment outside of the United States during the term of the Stock Option, your Stock Option award is subject to the terms and conditions of the attached Addendum for non-US employees.

8.	Your Stock Option is not transferrable by you other than by will or the laws of descent and distribution, and in accordance with the applicable terms and conditions of the Plan.

9.	Your Stock Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

10.	Knowles reserves the right to amend, modify, or terminate the Plan at any time in its discretion without notice.

You must accept this award by logging onto the Merrill Lynch stock plan administration website. Acceptance of this Award shall also constitute an acknowledgement and acceptance of the provisions included in the Plan, Addendum (if applicable) and Appendix A (including, without limitation, the non-compete provisions set forth therein)